Exhibit 99 (a)

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES SECOND QUARTER 2004 RESULTS

Boston, Massachusetts, August 4, 2004.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported second quarter 2004 results.  Net income for the three months ended June 30, 2004 was $10.3 million, or $0.66 per diluted share, compared to $13.1 million, or $0.86 per diluted share, for the comparable 2003 period.  Net realized gains on investment after tax decreased to $0.1 million, or $0.00 per diluted share, for the three months ended June 30, 2004 from $6.6 million, or $0.43 per diluted share, for the comparable 2003 period.

Net income for the six months ended June 30, 2004 was $16.7 million, or $1.08 per diluted share, compared to $16.0 million, or $1.05 per diluted share, for the comparable 2003 period.  Net realized gains on investment after tax decreased to $0.4 million, or $0.03 per diluted share, for the six months ended June 30, 2004 from $6.1 million, or $0.40 per diluted share, for the comparable 2003 period.

Safety’s book value per share increased to $17.69 at June 30, 2004 after paying $0.20 per share in dividends to investors during the first half of 2004, compared to $17.56 at December 31, 2003 after paying $0.34 per share in dividends during 2003.

Direct written premiums for the three months ended June 30, 2004 increased by $15.5 million, or 10.6%, to $161.6 million from $146.1 million for the comparable 2003 period.  Direct written premiums for the six months ended June 30, 2004 increased by $28.6 million, or 9.1%, to $342.1 million from $313.5 million for the comparable 2003 period.  These increases occurred primarily in our personal automobile line, which experienced a 6.0% increase in average written premium and a 2.5% increase in written exposures. In addition, our commercial automobile line experienced a 8.2% increase in average written premium and a 4.3% increase in written exposures, while our homeowners line had a 7.9% increase in average written premium, which was partly offset by a 0.6% decrease in written exposures.

Net written premiums for the three months ended June 30, 2004 increased by $16.0 million, or 11.1%, to $160.5 million from $144.5 million for the comparable 2003 period.   Net written premiums for the six months ended June 30, 2004 increased by $25.3 million, or 8.1%, to $337.0 million from $311.7 million for the comparable 2003 period.  These increases were primarily due to an increase in direct written premiums, partly offset by an increase in premiums ceded to Commonwealth Automobile Reinsurers (“CAR”).

Net earned premiums for the three months ended June 30, 2004 increased by $13.3 million, or 10.0%, to $146.6 million from $133.3 million for the comparable 2003 period. Net earned premiums for the six months ended June 30, 2004 increased by $25.2 million, or 9.5%, to $290.5 million from $265.3 million for the comparable 2003 period.  These increases were primarily due to increased rates on personal automobile, commercial automobile and homeowners product lines.

Investment income for the three months ended June 30, 2004 was $6.6 million compared to $7.0 million for the comparable 2003 period. Investment income for the six months ended June 30, 2004 was $13.5 million compared to $14.0 million for the comparable 2003 period.   Average cash and investment securities (at amortized cost) increased by $87.1 million, or 14.1%, to $704.7 million for the six months ended June 30, 2004 from $617.6 million for the six months ended June 30, 2003.  Offsetting the effect of this increase was a decrease in net effective yield on our investment portfolio to 3.8% during the six months ended June 30, 2004 from 4.5% during the six months ended June 30, 2003 due to management’s investment strategy to shorten the portfolio duration, shift to higher rated securities, and increase tax-exempt holdings.  Our duration decreased to 3.8 years at June 30, 2004 from 4.2 years at December 31, 2003.

GAAP loss, expense and combined ratios for the three months ended June 30, 2004 were 72.1%, 24.9% and 97.0% compared to 76.9%, 24.5% and 101.4% for the comparable 2003 period.  GAAP loss, expense and combined ratios for the six months ended June 30, 2004 were 74.7%, 24.2% and 98.9% compared to 78.8%, 24.3% and 103.1% for the comparable 2003 period.  Our second quarter 2004 and our first half of 2004 combined ratios decreased by 4.4% and 4.2%, respectively, from the comparable 2003 periods primarily as a result of decreases in the loss ratios due to an increase in average written premium and a decrease in claim frequency in our personal automobile, commercial automobile and homeowners lines of business.

On May 20, 2004, the Board of Directors approved and declared a $0.10 per share quarterly cash dividend on its issued and outstanding common stock, which was paid on June 15, 2004, to shareholders of record at the close of business on June 1, 2004.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, SEC Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2003 Form 10-K with the U.S. Securities and Exchange Commission on March 15, 2004, filed its March 31, 2004 Form 10-Q on May 10, 2004, expects to file its June 30, 2004 Form 10-Q no later than August 9, 2004 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Safety’s control, which could cause actual results to differ materially from such statements.  Important factors that could cause the actual results to differ include, but are not necessarily limited to, our concentration of business in Massachusetts personal lines insurance; our dependence on principal employees; our exposure to claims related to severe weather conditions; and rating agency policies and practices.  For a more detailed description of these uncertainties and other factors, please see Safety’s filings with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made, and Safety assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $643,456 and $654,175, respectively)	$646,756	$673,636
Cash and cash equivalents	89,455	26,284
Accounts receivable, net of allowance for doubtful accounts	159,072	134,145
Accrued investment income	6,927	7,224
Taxes receivable	1,390	1,484
Receivable from reinsurers related to paid loss and loss adjustment expenses	21,563	47,503
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	80,461	73,539
Prepaid reinsurance premiums	42,856	33,474
Deferred policy acquisition costs	45,872	40,177
Deferred income taxes	15,078	8,692
Equity and deposits in pools	36,015	26,989
Other assets	3,120	3,149
Total assets	$1,148,565	$1,076,296

Liabilities
Loss and loss adjustment expense reserves	$421,564	$383,551
Unearned premium reserves	357,123	301,227
Accounts payable and accrued liabilities	23,173	37,497
Outstanding claims drafts	19,554	20,045
Payable to reinsurers	35,066	45,338
Capital lease obligations	592	662
Debt	19,956	19,956
Total liabilities	877,028	808,276

Commitments and contingencies

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; and 15,353,405 shares
and 15,259,991 shares issued and outstanding, respectively	154	153
Additional paid-in capital	111,464	111,074
Accumulated other comprehensive income, net of taxes	2,145	12,650
Promissory notes receivable from management	____	(34)
Retained earnings	157,774	144,177
Total shareholders’ equity	271,537	268,020
Total liabilities and shareholders’ equity	$1,148,565	$1,076,296

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share and share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net earned premiums	$146,584	$133,271	$290,510	$265,341
Investment income	6,633	6,959	13,456	13,988
Net realized gains on investments	87	10,100	604	9,371
Finance and other service income	3,855	3,600	7,600	7,645
Total revenue	157,159	153,930	312,170	296,345

Losses and loss adjustment expenses	105,615	102,455	216,927	209,083
Underwriting, operating and related expenses	36,454	32,668	70,440	64,470
Interest expenses	159	167	312	335
Total expenses	142,228	135,290	287,679	273,888

Income before income taxes	14,931	18,640	24,491	22,457
Income tax expense	4,651	5,510	7,841	6,445
Net income	$10,280	$13,130	$16,650	$16,012

Earnings per weighted average common share:
Basic	$0.67	$0.86	$1.09	$1.05
Diluted	$0.66	$0.86	$1.08	$1.05

Cash dividends paid per common share	$0.10	$0.07	$0.20	$0.14

Weighted average number of common shares outstanding:
Basic	15,269,475	15,259,991	15,264,879	15,259,991
Diluted	15,467,370	15,319,125	15,441,924	15,302,378